Exhibit 77(q)(1)(e)(3)

                                   SCHEDULE A

                               with respect to the

                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                                 ING FUNDS TRUST
                                       and
                              ING INVESTMENTS, LLC


                                             Annual Investment Management Fee
                                             --------------------------------
Series                                (as a percentage of average daily net assets)
------
ING GNMA Income Fund                      0.60% of first $150 million of assets
                                        0.50% of assets in excess of $150 million
                                                    up to $400 million
                                        0.45% of assets in excess of $400 million
                                                    up to $800 million
                                        0.40% of assets in excess of $800 million

ING Lexington Money Market Trust            0.50% of assets up to $500 million
                                        0.45% of assets in excess of $500 million